Exhibit 99.2


News Release                       Contact:Investor Relations, Kelly F. Lee
                                                800/201-9455   770/303-8299


          HOMESTEAD VILLAGE ANNOUNCES $225 MILLION RIGHTS OFFERING

ATLANTA -- (March 25, 1999) -- Homestead Village Incorporated (NYSE: HSD), a leading owner and operator of moderately priced, extended stay lodging facilities, today announced an offering of rights to purchase approximately $225 million of common shares to be issued to shareholders of record as of the close of business on April 5, 1999. Subscription documents and prospectuses relating to the rights offering will be mailed shortly after the record date. Any securities issued in connection with the rights offering will be offered only by means of a prospectus.

Proceeds of the rights offering will be used to repay a $200 million line of credit facility with Commerzbank and to reduce amounts outstanding under Homestead's working capital facilities. The line of credit is due to mature April 23, 1999 but is expected to be extended to the completion of the offering in late April. The line is secured by a subscription agreement from Security Capital Group Incorporated (NYSE: SCZ), Homestead's largest shareholder. To the extent shares remain available, Security Capital Group has agreed to purchase enough common shares in the offering to ensure that proceeds of the offering are no less than $205 million.

Homestead Village Incorporated is committed to creating significant shareholder value as a leading owner and operator of moderately priced, extended stay lodging properties throughout the United States. Homestead is focused on the corporate business traveler, and has developed a proprietary operating system to ensure its customers a consistent, high-quality, uniform lodging experience. The company's site selection program targets infill locations proximate to major business centers and convenient to services desired by its customers. Homestead seeks to build a national brand recognized and valued by its major corporate customers by concentrating on delivering high-quality service and product in strategic locations. The company currently has 125 properties operating in 37 markets, including 24 of the top 25 travel destination markets.

                                   # # #

In addition to historical information, this press release contains forward-looking statements under the federal securities laws. These statements are based on current expectations, estimates and projections about the industry and markets in which Homestead operates, management's beliefs and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Actual operating results may be affected by changes in national and local economic conditions, competitive market conditions, changes in financial markets or interest rates that could adversely affect Homestead's cost of capital and its ability to meet its financing needs and obligations, weather, obtaining governmental approvals and meeting development schedules, and therefore, may differ materially from what is expressed or forecasted in this press release.